Report Results for the C1 Property Announced

THIS PRESS RELEASE IS ISSUED FOR THE SOLE PURPOSE OF CORRECTING CERTAIN INFORMATION CONTAINED IN OUR PREVIOUS PRESS RELEASE ISSUED DECEMBER 4, 2019

December 5, 2019 - Woodstock, Ontario, Canada Joshua Gold Resources Inc. (OTC PINK: JSHG) a publicly traded American gold and mineral exploration company headquartered in Canada, home to the three-billion-year old Canadian Shield, which contains a wealth of minerals from nickel, gold, copper and cobalt to chromium. JSHG is pleased to announce that a technical report using NI 43-101 format was prepared by Mr. Warren Hawkins, P.ENG, geological engineer for Joshua Gold Resources to evaluate the exploration potential of the C1 Property. The C1 Property is located within Rollo, Coppel and Dore Townships, District of Porcupine, in the province of Ontario, Canada, approximately 150 km northwest of Sudbury west of Highway 144.

Historically, several operators have carried out multiple exploration programs on the C1 Property with various technologies including airborne EM and magnetic surveying, ground magnetic and IP surveying, prospecting, trenching and diamond drilling. Numerous high priority targets have been identified and tested with variable results. In particular, between 2009 and 2011 a program of IP surveying and follow-up prospecting identified numerous high priority targets on the C1 claims immediately surrounding the Kenty mine site. Diamond drilling of some of these targets yielded low gold values over narrow widths. However, numerous high priority targets remain untested.

The technical report documents the Company's 2017 drill program on cell 210391.  Drilling occurred during 14 field days in 2017 from April 15 to 29 as well as on June 28, July 1 and 4, and October 1st. The objective of the drilling was to test gold mineralized quartz carbonate veins delineated by historical trenching work in the claim for depth extensions. Intervals of basaltic flow and/or feldspar porphyry and narrow quartz carbonate veins were generally reported in each hole. Anomalous gold intersections obtained during this drilling work were associated with quartz carbonate veining. Additional anomalous gold intersections occur along  the contact of a porphyry and a mafic volcanic unit.

The technical report author visited the C1 Property on September 11, 2019 to inspect the local geology, trenching and drill hole collars along with collecting grab samples from trenches. The author observed that exposed vein material at surface consisted of braided quartz containing fine to medium disseminated pyrite, with occasional bleb and stringers typically hosted within chloritized metavolcanics (basalt). Verification grab sampling of quartz carbonate veins within historical trenching on C1 Property claims, by the author, confirmed the presence of gold. Values ranged from 0.26 to 20.4 g/t showing the typical nugget effect characteristic of narrow epithermal gold vein occurrences.

The technical report concludes that gold mineralization within the C1 Property area is hosted in quartz-carbonate veins contained within an east/west striking gabbro unit. Airborne magnetic survey indicates that this gabbro unit extends approximately two km east of the C1 Property. Past surface sampling established a gold bearing trend corresponding to the northern margin of this gabbro unit in which chargeability and resistivity highs were evident. Previous operators have interpreted these as being possible extensions of the gold mineralization of the neighboring Kenty mine and can be considered priority drilling targets in our future drilling programs.

The technical report’s recommended exploration work includes compilation and integration of all available exploration data from the C1 Property, in-particular re-interpretation of the 2009 VTEM survey and 2010 IP survey data, the 2009 trenching and geochemical surveying, and the RPE 2011 and the Company's 2017 diamond drilling program. The targets that are developed from this re-interpretation are to be tested with follow-up trenching and diamond drilling.  The cost of this exploration work is estimated to be $545,000 Canadian dollars or approximately $414,000 U.S. dollars.  We will require debt and/or equity financing of these entire amounts in order to proceed with this work.  We currently have no agreements in place with respect to any such financing and can provide no assurance that we will be successful in this regard.

Mr. Ben Fuschino, JSHG CEO, comments on the C1 property report," We have deeper drill targets to test on C1 which Mr. Hawkins has identified in this report.  We are currently planning a drilling program to further explore these targets."

Mr. Warren Hawkins, P.ENG is a geological engineer and is a "Qualified Person" within the meaning of National Instrument 43-101 and has read and is responsible for the technical information contained in this news release.

The Report will be on our website, joshuagoldresources.com, for public perusal.

Joshua Gold Resources Inc. (OTC: JSHG) is a publicly traded American gold exploration company headquartered in Canada, engaged in the exploration of highly prospective properties.  Joshua Gold’s focus is to pinpoint mineral opportunities in Northern Ontario, Canada, a mature and friendly jurisdiction for exploration and mining companies.  Northern Ontario is home to the three-billion-year old Canadian Shield which contains a wealth of minerals from nickel, gold, copper and cobalt to chromium.  For more on JSHG go to http://www.joshuagoldresources.com.

Safe Harbor Statement This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.

IR Contact: Wall Street Media Group 1-833-906-0327 or info@Wallstreetmediagroup.com